                                                                  Exhibit (3)(b)

                            SELLING GROUP AGREEMENT

                 AMERICAN GENERAL SECURITIES INCORPORATED AND
                    AMERICAN GENERAL LIFE INSURANCE COMPANY


This Selling Group Agreement ("Agreement") is made among American General Securities Incorporated, a registered broker - dealer and the distributor for the variable life insurance policies and/or variable annuity contracts set forth in Schedule A ("Distributor" or "AGSI"),



                           McDonald Investments, Inc.
--------------------------------------------------------------------------------
                            ("Selling Group Member")



          KeyCorp Insurance Agency USA Inc., a Washington corporation
--------------------------------------------------------------------------------
                             ("Associated Agency")


and, as the fourth party, American General Life Insurance Company ("AGL"). Distributor is a wholly-owned subsidiary of AGL. Selling Group Member is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act") and under any appropriate regulatory requirements of state law, and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), unless Selling Group Member is exempt from the broker-dealer registration requirements of the 1934 Act. Unless exempt, Selling Group Member maintains a level of qualification with the NASD appropriate to enable it to offer and sell the products set forth in Schedule A. Selling Group Member is affiliated with Associated Agency, and Associated Agency's affiliated agencies as set forth in Schedule C, which Schedule C may be amended from time to time (Associated Agency and the Schedule C affiliated agencies are hereinafter collectively referred to as "Associated Agency") which is properly licensed under the insurance laws of the state(s) in which Selling Group Member will act under this Agreement.

This Agreement is for the purpose of providing for the distribution of certain variable life insurance policies and/or annuity contracts set forth in Schedule A and any successor or additional SEC registered insurance products (as discussed in Part (1) "NEW PRODUCTS" of this Agreement) to be issued by AGL and distributed through Distributor through representatives who are state insurance licensed and appointed agents of AGL and associated with Associated Agency and are also NASD registered representatives of Selling Group Member ("Sales Persons"). The policies and/or annuity contracts set forth on Schedule A, along with any successor or additional SEC registered insurance products, are referred to collectively herein as the "Contracts" or "Policies."

In consideration of the mutual promises and covenants contained in this Agreement, AGL and Distributor appoint Selling Group Member and those persons associated with Associated Agency who are NASD registered representatives of Selling Group Member and state insurance licensed agents of AGL to solicit and procure applications for the Contracts. This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions where the Contracts have been approved for sale. Selling Group Member is authorized to collect the first purchase payment or premium (collectively "Premiums") on the Contracts and, unless Selling Group Member and AGL have otherwise agreed, must remit such premiums in full dollar amount to AGL. Unless Selling Group Member and AGL have otherwise agreed, applications shall be taken only on preprinted application forms supplied by AGL. All completed applications and supporting documents are the sole property of AGL and must be promptly delivered to AGL. All applications are subject to acceptance by AGL at its sole discretion.


(1) NEW PRODUCTS

AGL and Distributor may propose, and AGL may issue additional or successor products, in which event Selling Group Member will be informed of the product and its related concession schedule. If Selling Group Member does not agree to distribute such product(s), it must notify Distributor in writing within 10 days of receipt of the Concession Schedule for such product(s). If Selling Group Member does not indicate disapproval of the new product(s) or the terms contained in the related Concession Schedule, Selling Group Member will be deemed to have thereby agreed to distribute such product(s) and agreed to the related Concession Schedule which shall be attached to and made a part of this Agreement.


(2) SALES PERSONS

Associated Agency is authorized to recommend Sales Persons for appointment by AGL to solicit sales of the Contracts. Associated Agency warrants that all such Sales Persons shall not commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract until that Sales Person is appropriately licensed for such product under applicable insurance laws and is a currently NASD registered representative of Selling Group Member. Associated Agency shall be responsible for all fees required to obtain and/or maintain any licenses or registrations required by state or federal law, for Associated Agency and its Sales Persons. From time to time, AGL will provide Associated Agency and Selling Group Member with information regarding the jurisdictions in which AGL is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.


(3) SALES MATERIAL

Associated Agency and Selling Group Member shall not utilize in their efforts to market the Contracts, any written brochure, prospectus, descriptive literature, printed and published material, audio-visual material or standard letters unless such material has been provided preprinted by AGL or Distributor or unless AGL and Distributor have provided written approval for the use of such literature. Associated Agency and Selling Group Member jointly and severally hold AGL, Distributor and their affiliates harmless from any liability arising from the use of any material which either (a) has not been specifically approved in writing by AGL, or (b) although previously approved, has been disapproved by AGL or Distributor, in writing for further use.


(4) PROSPECTUSES

Selling Group Member and Associated Agency warrant that solicitation for the sale of SEC registered insurance products will be made by use of a currently effective prospectus, that a prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client superseding or controverting any statement made in the prospectus. AGL and Distributor shall furnish Selling Group Member and Associated Agency, at no cost to Selling Group Member or Associated Agency, reasonable quantities of prospectuses to aid in the solicitation of Contracts.


(5) SELLING GROUP MEMBER COMPLIANCE

Selling Group Member shall be solely responsible for the approval of suitability determinations for the purchase of any Contract or the selection of any investment option thereunder, in compliance with federal and state securities laws and shall supervise Associated Agency and Sales Persons in determining client suitability. Selling Group Member shall hold AGL and Distributor harmless from any financial claim resulting from improper suitability decisions.

Selling Group Member will fully comply with the requirements of the NASD and of the 1934 Act and such other applicable federal and state laws and will establish rules, procedures, and supervisory and inspection techniques necessary to diligently supervise the activities of its NASD registered representatives who are state insurance licensed agents or solicitors of AGL, in connection with offers and sales of the Contracts. Such supervision shall include providing, or arranging for, initial and periodic training in knowledge of the Contracts.
Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish diligent supervision and client suitability.

Selling Group Member shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Selling Group Member shall immediately notify Distributor if its broker-dealer registration or the registration of any of its Sales Persons is revoked, suspended, or terminated.

(6) ASSOCIATED AGENCY AND SALES PERSON COMPLIANCE

Associated Agency will fully comply with the requirements of state insurance laws and applicable federal laws and will establish rules and procedures necessary to diligently supervise the activities of the Sales Persons. Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish such supervision. Associated Agency and Sales Persons shall be responsible for making suitability determinations for the purchase of any Contract or the selection of any investment option thereunder, in compliance with federal and state securities laws.

Associated Agency shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Associated Agency shall immediately notify Distributor if its insurance license or the license of any of its Sales Persons is revoked, suspended, or terminated.

Associated Agency agrees to maintain documentation regarding the background investigation of individuals conducted prior to appointment during the period the individual is appointed by the Company and shall provide such information to the Company as may be required by valid request of any regulatory authority.


(7) AGL COMPLIANCE

AGL represents that the prospectus(es) and registration statement(s) relating to the Contracts contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus and registration statement misleading. AGL agrees to indemnify Associated Agency and Selling Group Member from and against any claims, liabilities and expenses which may be incurred by any of those parties under the Securities Act of 1933 ("1933 Act"), the 1934 Act, the Investment Company Act of 1940, common law, or otherwise, and that arises out of a breach of this paragraph.

AGL further represents that:

     (i) All contract forms, applications and other documents relating to the Contracts offered or to be offered by AGL which are required by applicable law to be filed with and/or approved by public officials or governmental agencies have been or will be so filed and will not be offered until necessary approvals have been received by AGL, and all such Contracts, forms, applications and other documents do comply and will comply in all material respects with the applicable laws, rules and regulations of the jurisdictions in which the Contracts will be offered.

     (ii) All promotional materials, instructional guides and training materials issued or approved by AGL and provided to Selling Group
            Member: (a) are and will, to the best of AGL's knowledge, be true, accurate and complete in all material respects; (b) do not and will not contain any false or misleading statements of material fact known to AGL, or omit any material fact, known to AGL, necessary to make the statements contained therein not misleading in light of the circumstances under which they are made; (c) do and will fully and adequately disclose all material terms and conditions, limitations and restrictions, known to AGL; and (d) comply and will comply with all applicable laws and regulations of those jurisdictions in which the Contracts will be offered.

     (iii) The Contracts set froth in Schedule A will qualify, at the time that the Contracts are first offered, for treatment as insurance contracts under applicable sections of the Internal Revenue Code such that state and federal taxes due on the interest and earnings on the Contracts will be deferred until withdrawal by the contract owner, or other person so designated to make such withdrawal.

     (iv) The Contracts, or any interest in the separate account of AGL related thereto, which constitutes a "security" for purposes of the of 1933 Act, will be duly registered with the SEC and any state where such registration is required, prior to offering the related Contracts and any interest in the separate account of AGL related thereto, and AGL, and the separate account of AGL related to such Contracts, will comply in all material respects with applicable federal and state securities laws with respect to such Contracts or any interests in the separate account related thereto.


(8) COMPENSATION

AGL will remit to Associated Agency compensation as set forth in Schedule B hereto.


(9) CUSTOMER SERVICE, COMPLAINTS, AND INDEMNIFICATION

The parties agree that AGL may contact by mail or otherwise, any client, agent, account executive, or employee of Associated Agency or other individual acting in a similar capacity if deemed appropriate by AGL, in the course of normal customer service for existing Contracts, in the investigation of complaints, or as required by law. The parties agree to cooperate fully in the investigation of any complaint.

Selling Group Member, Associated Agency, and Sales Persons agree to hold harmless and indemnify Distributor and AGL against any and all claims, liabilities and expenses incurred by either Distributor or AGL, and arising out of or based upon any alleged or untrue statement of Selling Group Member, Associated Agency or Sales Person other than statements contained in the approved sales material for any Contract, or in the registration statement or prospectus for any Contract.

AGL hereby agrees to indemnify and hold harmless Selling Group Member, Associated Agency, and each of their respective employees, controlling persons, officers or directors against any losses, expenses (including reasonable attorneys' fees and court costs), damages or liabilities to which Selling Group Member or such affiliates, controlling persons, officers or directors become subject, under the 1933 Act or otherwise, insofar as such losses, expenses, damages or liabilities (or actions or inactions in respect thereof) arise out of or are based upon AGL's performance, non-performance or breach of this Agreement, or are based upon any untrue statement contained in, or material omission from, the prospectus for any of the Contracts.

The provisions of this Section (9) shall survive the expiration or other termination of this Agreement.


(10) FIDELITY BOND

Associated Agency represents that all directors, officers, employees and Sales Persons of Associated Agency licensed pursuant to this Agreement or who have access to funds of AGL are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a reputable bonding company. This bond shall be maintained at Associated Agency's expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Rules of Fair Practice, and endorsed to extend coverage to life insurance and annuity transactions. Associated Agency acknowledges that AGL may require evidence that such coverage is in force and Associated Agency shall promptly give notice to AGL of any notice of cancellation or change of coverage.

Associated Agency assigns any proceeds received from the fidelity bond company to AGL to the extent of AGL's loss due to activities covered by the bond. If there is any deficiency, Associated Agency will promptly pay AGL that amount on demand. Associated Agency indemnifies and holds harmless AGL from any deficiency and from the cost of collection.


(11) LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of AGL. No person other than AGL has the authority to make, alter or discharge any policy, Contract, certificate, supplemental contract or form issued by AGL. No party, other than AGL, has the right to waive any provision with respect to any Contract or policy; give or offer to give, on behalf of AGL, any tax or legal advice related to the purchase of a Contract or policy; or make any settlement of any claim or bind AGL or any of its affiliates in any way. No person, other than AGL, has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of AGL.


(12) ARBITRATION AND AUDIT

The parties agree that any controversy between or among them arising out of their business or pursuant to this Agreement that cannot be settled by agreement shall be taken to arbitration as set forth herein. Such arbitration will be conducted according to the securities arbitration rules then in effect, of the American Arbitration Association, NASD, or any registered national securities exchange. Arbitration may be initiated by serving or mailing a written notice. The notice must specify which rules will apply to the arbitration. This specification will be binding on all parties.

The arbitrators shall render a written opinion, specifying the factual and legal bases for the award, with a view to effecting the intent of this Agreement. The written opinion shall be signed by a majority of the arbitrators. In rendering the written opinion, the arbitrators shall determine the rights and obligations of the parties according the substantive and procedural laws of the State of Texas. Accordingly, the written opinion of the arbitrators will be determined by the rule of law and not by equity. The decision of the majority of the arbitrators shall be final and binding on the parties and shall be enforced by any court of competent jurisdiction.

Each party shall, upon reasonable prior written notice to the other party, have the right to audit the books and records of the other party regarding information directly related to this Agreement, during the other party's normal business hours or by appointment, at such times as the auditing party reasonably deems necessary. The party being audited shall permit reasonable access to any of its facilities or any of its affiliates' facilities in which information pertaining to this Agreement is being processed or stored. Upon the auditing party's request, the other party shall provide reasonable assistance in performing the audit, including any audit required or requested by any federal, state, or local regulatory authority having jurisdiction over the auditing party's business. The auditing party shall reimburse the party being audited for its reasonable out-of-pocket costs and expenses incurred in connection with the audit. The provisions of this Section (12) shall survive the expiration or other termination of this Agreement for a period of two years from the date of such expiration or other termination of this Agreement.


(13) TRADEMARKS

Without prior written consent from the other party, neither party shall use, or authorize any other person to use the other party's names, logos, trademarks, tradenames, service marks or other intellectual property or those of its affiliates. If such consent is granted, then the party which has received such consent shall use only those names, logos, trademarks, tradenames, service marks and other intellectual property that are specifically enumerated in the consent and only in conjunction with the offer and sale of the Contracts pursuant to this Agreement.


(14) CONFIDENTIALITY

       (A) Each party agrees that, during the term of this Agreement and at all times thereafter, neither party will disclose to any unaffiliated person, firm, corporation or other entity, nor use for its own account, any of the other party's trade secrets or confidential information, as defined below, including, without limitation, the terms of this Agreement, non-public program materials; member or customer lists; proprietary information; information as to the other party's business methods, operations or affairs, or the processes and systems used in its operations and affairs; or the processes and systems used in any aspect of the operation of its business; all whether now known or subsequently learned by it. Nothing in this Agreement shall require either party to keep confidential any information that:

             (i) The party can prove was known to it prior to any disclosure by the other;

             (ii) Is or becomes publicly available through no fault of the party;

             (iii) The party can prove was independently developed by it outside the scope of this Agreement and with no access to any confidential or proprietary information of the other party;

             (iv) Is required to be produced pursuant to judicial or administrative process or subpoena; and/or

             (v)   Is mutually agreed upon by both parties to this Agreement.

        (B) Notwithstanding the information above, "Confidential Information" shall mean: (1) information regarding a party's, or such other party's affiliates, financial condition, information systems, business operations, plans and strategies, customers and prospective customers, marketing and distribution plans, and methods and techniques; (2) information that is marked "confidential", "proprietary" or in like words, or that is summarized in writing as being confidential prior to or promptly after disclosure to the other party; (3) any and all related research; and (4) any and all designs, ideas, concepts, and technology embodied therein. Notwithstanding the information above, Confidential Information shall specifically include any information regarding customers that is provided to AGL hereunder and any information concerning premium, losses, profitability, expiration dates, and insured demographics

        (C) Each party hereto acknowledges and agrees that monetary damages would not be a sufficient or adequate remedy for any breach or anticipated breach of this Section (14) and that, in addition to any other legal or equitable remedies which may be available, each party shall be entitled to specific performance and injunctive relief for any breach or anticipated breach of this Section (14).

        (D)  If this Agreement expires or is terminated, each party within sixty
             (60) days after such termination will return to the other party any and all copies, in whatever form or medium, of any material disclosing any of the other party's trade secrets or confidential information as described above, then in its possession or control. No such materials shall be used for any purpose outside the performance or enforcement of this Agreement except to the extent required by law or order of a court, by order of a regulatory or administrative agency, or by order of an arbitrator appointed under this Agreement.

      (E) The provisions of this Section (14) shall survive the expiration or other termination of this Agreement.


(15) GENERAL PROVISIONS

      (A)  Waiver

           Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

      (B)  Independent Contractors

           Selling Group Member and Associated Agency are independent contractors and not employees or subsidiaries of AGL. AGSI is a wholly - owned subsidiary of AGL. Selling Group Member and Associated Agency are not employees or subsidiaries of Distributor.

      (C)  Independent Assignment

           No assignment, other than to an affiliate, of this Agreement or of commissions or other payments under this Agreement shall be valid without prior written consent of AGL and Distributor. Notwithstanding this provision, any assignment of this Agreement or of commissions or other payments under this Agreement, shall not be valid without notice given to the other parties to this Agreement within a reasonable amount of time prior to the assignment.

      (D)  Notice

           Any notice pursuant to this Agreement may be given electronically (other than vocally by telephone) or by mail, postage paid, transmitted to the last address communicated by the receiving party to the other parties to this Agreement.

      (E)  Severability

           To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

      (F)  Amendment

           This Agreement may be amended only in writing and signed by all parties. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to the amendment.

      (G)  Termination

           This Agreement may be terminated by any party upon 30 days' prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in Schedule B.

      (H)  TEXAS LAW

           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      (I) This Agreement replaces and supersedes any other agreement or understanding related to the Contracts, between or among the parties to this Agreement.










By signing below, the undersigned agree to have read and be bound by the terms and conditions of this Agreement.

Date:
     ----------------------

Selling Group Member:    McDonald Investments, Inc.
                         ----------------------------------------------------
                         (broker-dealer)

Address:                 800 Superior Avenue
                         ----------------------------------------------------

                         Cleveland, Ohio 44114
                         ----------------------------------------------------

Signature:
                         ----------------------------------------------------
Name & Title:
                         ----------------------------------------------------

Associated Agency:       KeyCorp Insurance Agency USA Inc.
                         ----------------------------------------------------
                         (primary insurance agency affiliation)

Address:                 127 Public Square, 8/th/ Floor
                         ----------------------------------------------------

                         Cleveland, Ohio 44114-1306
                         ----------------------------------------------------

Signature:
                         ----------------------------------------------------
Name & Title:
                         ----------------------------------------------------

American General Securities Incorporated
                         2727 Allen Parkway
                         Houston, Texas 77019

Signature:
                         ----------------------------------------------------
Name & Title:
                         ----------------------------------------------------

American General Life Insurance Company
                         2727-A Allen Parkway
                         Houston Texas 77019

Signed By:
                         ----------------------------------------------------
Name & Title
                         ----------------------------------------------------

                             Schedule A - PRODUCTS

Associated Agency's authority as a soliciting agent of AGL shall be for the following product(s):

          Key Legacy Plus
          (Policy Form No. 99616)

                            Schedule B - COMMISSIONS

The Commissions Schedule below is subject to the terms and conditions of the Agreement to which it is attached. In no event shall AGL be liable for payment of any commissions with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and appointed prior to the commencement of the solicitation.

1.   ANNUAL COMMISSIONS TO BE PAID TO INSURANCE AGENCY.
     -------------------------------------------------

     (a)  For a Policy Issued Based on Simplified Underwriting.
          ----------------------------------------------------

          For a Policy issued based on simplified underwriting, compensation will be paid based on either (i) Percent of Premium, (ii) Policy Accumulation Value (Trail) or (iii) a combination of Percent of Premium and Policy Accumulation Value.

          (i)  Compensation based on Percent of Premium.
               ----------------------------------------

               6% of premiums paid.

          (ii) Compensation based on Accumulation Value.
               ----------------------------------------

               .  Non-Modified Endowment Contract Policies. Beginning with the
                  ----------------------------------------
                  first Policy year, a trail commission of 1.05% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options. The trail commission will be reduced by 0.20% beginning in Policy Year 11. Thus, the schedule in effect is as follows: (i) 1.05% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 1 through 10; and
                  (2) 0.85% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 11 through 15.

               .  Modified Endowment Contract Policies. Beginning with the first
                  ------------------------------------
                  Policy year, a trail commission of 1.05% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options. The trail commission will be reduced by 0.10% beginning in Policy Year 6. Thus, the schedule in effect is as follows: (i) 1.05% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 1 through 5; and
                  (2) 0.95% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 6 through 10.

          (iii)   Compensation based on a combination of Percent of Premium and
                  -------------------------------------------------------------
                  Accumulation Value.
                  ------------------

                  5% of premiums paid, plus a trail commission of 0.10% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options;


     (b)       For a Policy Issued Based on Full Underwriting.
               ----------------------------------------------

               For a Policy issued based on full underwriting, compensation will be paid based on either (i) Percent of Premium or (ii) Policy Accumulation Value (Trail).

               (i)  Compensation based on Percent of Premium.
                    ----------------------------------------

                    . 6% of premiums paid in the first Policy year through
                      Policy Year 3 up to the Target Premium; and

                    . 3% of premiums paid in Policy years 4+ up to the Target
                      Premium.

               (ii) Compensation based on Accumulation Value. Beginning with the
                    ----------------------------------------
                    first Policy year, a trail commission of 2.50% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options. The trail commission will be reduced by 1.50% beginning in Policy year 2, with further reductions of 0.50% in Policy year 11 and 0.25% in Policy year 21. Thus, the schedule in effect is as follows: (i) 2.50% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy year 1; (ii) 1.00% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 2 through 10; (iii) 0.50% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 11 through 20; and (iv) 0.25% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 21+.


2.  TARGET PREMIUM.
    --------------

    The Target Premium is the maximum amount of premium to which the first year commission rate applies. Commissions paid on premiums received in excess of the Target Premium are paid at the excess rate. The Target Premium is an amount calculated in accordance with the method of calculation and rates from the American General Life Target Premium schedules. AGL may change the Target Premium schedules from time to time. The Target Premium applicable to a particular coverage shall be determined from the schedule in force when the first premium for such coverage is entered as paid in accounting records of AGL.

3.  TRAIL COMMISSIONS: WHEN PAID.
    ----------------------------

    The annual trail commissions, as set forth in above, are calculated on a quarterly basis and are applied to the entire unloaned accumulation value on each quarterly Policy anniversary. Payment will be made at the end of the calendar quarter immediately following the corresponding quarterly Policy anniversary. For example, for Policies issued November 1, 1999, the first trail payment is based on the unloaned accumulation value as of February 1, 2000, but is not payable until the calendar quarter ending March 31, 2000, and mailed shortly thereafter.


4.  CHARGEBACKS.
    -----------

      The following commission chargebacks shall apply on Policy surrenders:

          (a) 100% of commissions paid on a Policy surrendered during the first Policy year; and

          (b) 50% of commissions paid on a Policy surrendered during the second Policy year;

      This commission chargeback schedule shall only apply to compensation paid based on Percent of Premium.


5. CHANGE OF BROKER-DEALER.
   -----------------------

   A Policy owner may elect to change representation to another broker-dealer subsequent to the sale of the Policy, solely in the Policy owner's discretion. After such change, further compensation paid for the Policy will be paid to the new broker-dealer.



6.  GUIDELINES AND COMMISSIONS ON INTERNAL EXCHANGES.
    ------------------------------------------------

      Generally, no commissions will be earned on the initial exchange of any AGL contract or any contract issued by a company which is affiliated with AGL's Key Legacy Plus. All subsequent premium payments will receive commissions calculated in accordance with the administrative rules established by AGL in its sole discretion and in effect at the time of the exchange.


                        Schedule C - Affiliated Agencies

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

 .  KeyCorp Insurance Agency USA Inc., an Ohio corporation
 .  KeyCorp Insurance Agency USA Inc., an Idaho corporation
 .  KeyCorp Insurance Agency, Inc., a New York corporation
 .  KIA (Ohio) Agency, Inc., an Ohio corporation
 .  McD Gradism Agency, Inc., an Ohio corporation
 .  McD Agency PA Inc., a Pennsylvania corporation

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